Exhibit 16

October 13, 2003

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Main Street and Main Incorporated and, under the date of March 4, 2003, we reported on the consolidated financial statements of Main Street and Main Incorporated as of and for the years ended December 31, 2002 and 2001.  On October 7, 2003, our appointment as principal accountants was terminated.  We have read Main Street and Main Incorporated’s statements included under Item 4 of its Form 8-K dated October 7, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Main Street and Main Incorporated’s statements that the decision to change accountants was recommended and approved by the Company’s Board of Directors, or that Mayer Hoffman McCann P.C. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP